Exhibit 99.1
The Navigators Group, Inc.
CORPORATE NEWS
Navigators Appoints Mendelsohn to Board of Directors
NEW YORK, August 11, 2010 (BUSINESS WIRE)—The Navigators Group, Inc. (NASDAQ:NAVG) today announced the appointment of Robert V. Mendelsohn to its Board of Directors.
“We are very pleased to add Bob to our Board of Directors,” said Stanley A. Galanski, President and Chief Executive Officer. “Bob’s breadth of leadership experience in both the U.S. specialty and international insurance markets will be a tremendous asset to our growing Company.”
Mr. Mendelsohn began his career as an attorney at Willkie, Farr & Gallagher, LLP before joining W.R. Berkley Corporation for the next 20 years, ultimately serving as President and Chief Operating Officer. In 1993, he became Chief Executive Officer of Royal Insurance Group, which later merged with Sun Alliance to become Royal & Sun Alliance Insurance Group, PLC (RSA), which he served as Worldwide Group Chief Executive from 1997 to 2002. He has been actively involved in a number of civic and industry organizations in several capacities including Director of the International Insurance Society and of the Association Internationale pour l’Etude de l’Economie de l’Assurance and as former Chairman of the American Insurance Association and former trustee of the Chartered Property Casualty Underwriters Society. He is a graduate of Georgetown University and received his Juris Doctorate from Harvard Law School, where he now serves on the Advisory Board of the Program on Corporate Governance.
The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.
CONTACT
Media Inquires:
Taha Ebrahimi
914-933-6209
tebrahimi@navg.com
www.navg.com